EXHIBIT 5.1
Graubard Miller The Chrysler Building 405 Lexington Avenue New York, NY 10174-1901 (212) 818-8800
facsimile		direct dial number
(212) 818-8881

April 15, 2010
Frederick’s of Hollywood Group Inc.
1115 Broadway
New York, New York 10010

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (as it may be amended, the “Registration Statement”) and prospectus contained therein (the “Prospectus”) filed with the Securities and Exchange Commission on November 25, 2009 by Frederick’s of Hollywood Group Inc. (“Company”), a New York corporation, under the Securities Act of 1933, as amended (“Securities Act”), with respect to up to 29,339,708 shares of common stock, par value $.01 per share (“Common Stock”), to be offered for resale by certain shareholders of the Company (“Selling Shareholders”), of which 18,540,259 shares (“Shares”) are issued and outstanding, 635,076 shares are issuable upon the exercise of outstanding warrants (“Outstanding Warrants”), 8,664,373 shares of common stock (“Conversion and Exchange Shares”) are to be issued upon exchange and conversion of outstanding shares of Series A 7.5% Convertible Preferred Stock and Tranche C debt pursuant to a Debt Exchange and Preferred Stock Conversion Agreement (“Exchange and Conversion Agreement”) and 1,500,000 shares issuable upon the exercise of warrants are to be issued pursuant to the Conversion and Exchange Agreement (“Conversion Warrants” and together with the Outstanding Warrants, the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.           The Shares held by the Selling Shareholders have been duly authorized and legally issued, and are fully paid and nonassessable.

2.           The shares of Common Stock to be issued by the Company to the Selling Shareholders upon exercise of the Warrants and the Conversion and Exchange Shares to be issued by the Company to the Selling Shareholders pursuant to the Exchange and Conversion Agreement have been duly authorized and, when issued in accordance with the applicable governing documents and agreements, will be legally issued, fully paid and nonassessable.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company’s registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Graubard Miller